Exhibit 10.12

Bank‘34

RETENTION BONUS AGREEMENT

Jan R. Thiry

1 Oak Brook Club Drive, A202

Oak Brook, Illinois 60523

Re: Retention Bonus Agreement

Dear Mr. Jan R. Thiry:

We are pleased to offer you (“you” or “Employee”) the following retention bonus agreement (the “Agreement”). The purpose of this Agreement is to reward you for your initial year of service to Bank ‘34 (the “Company”).

The terms of this Agreement are as follows:

1. Period of this Agreement. This Agreement will commence effective as of your initial hire date, and will end one year from that date (“Agreement Period”), provided, however, that Section 5 (Confidentiality) of this Agreement shall survive the expiration or termination of this Agreement. This Agreement is not renewable unless expressly agreed in writing between you and the Company, and it does not guarantee your employment for any specific period of time. The Company reserves the right to terminate you at any time and for any or no reason.

2. Retention Bonus Payments. The Company will provide you with a retention bonus (“Retention Bonus”) in the gross amount of $40,000. The Retention Bonus shall be payable as follows: $20,000 (representing 50% of the Retention Bonus) to be paid on the first payroll date following 6 months of service with employer, and $20,000 (representing 50% of the Retention Bonus) to be paid on the first payroll date following 12 months of service with employer. You must remain actively employed and in compliance with the Company’s policies and directives concerning job performance and conduct as of each payout date in order to earn and receive your Retention Bonus payment. The Retention Bonus payments made under this Agreement are subject to regular tax withholdings and other authorized deductions.

3. Termination of Employment.

(a) Termination by the Company without Cause. In the event that the Company terminates your employment without Cause (as defined herein) during the Agreement Period, you shall be entitled to receive 100% of the total Retention Bonus, less any Retention Bonus payments previously paid. This amount shall be payable within fourteen (14) days after the termination date and shall be in addition to any amounts you may be entitled to receive from Bank ‘34. For

MAIN 575.437.9334	500 E. 10th Street
FAX 575.437.7020	Alamogordo, NM 88310
bank34online.com

example, if your employment is terminated by the Company without Cause after 8 months of service but before 12 months of service, you shall be entitled to receive a Retention Bonus payment equal to $20,000 (representing 50% of the Retention Bonus) of your total Retention Bonus.

(b) Resignation by Employee or Termination by the Company for Cause. In the event that you resign or the Company terminates your employment for Cause during the Agreement Period, you will not be entitled to receive any unearned and unpaid portion of your Retention Bonus payment. For example, if you resign or the Company terminates you for Cause before 6 months of service, you shall not be entitled to receive any Retention Bonus payments under this Agreement, or if you resign or the Company terminates you for Cause after you have received your 6 month Retention Bonus payment but before 12 months of service, you shall not be entitled to receive any further Retention Bonus payments under this Agreement.

For purposes of this Agreement, the Company shall be deemed to have terminated the Employee’s employment for “Cause,” as determined by the Company, upon the following:

(i)  Any unauthorized material disclosure by Employee of the Company’s business practices or accounts to a competitor.

(ii) Wrongful misappropriation by Employee of funds, property, or rights of the Company.

(iii) Wrongful destruction of business records or other property by Employee.

(iv) Conviction of Employee of a felony involving knowing, willful or reckless misconduct or, as the result of a plea bargain, conviction of Employee of a misdemeanor; provided, Employee was originally charged (prior to the plea bargain) with a felony involving knowing, willful or reckless misconduct.

(v)  Gross misconduct by Employee which results in serious damage to the Company.

(vi)  Employee’s material breach of, or inability to perform his obligations under, this Agreement other than by reason of Disability.

(vii) Violation of the Company’s Code of Business Conduct and Ethics.

The foregoing is by way of example and is not intended to be an exhaustive list of events which may be deemed by the Company, in its discretion, to give rise to a termination for “Cause.”

5. Confidentiality. You agree to keep the existence of this Agreement and its terms confidential, unless disclosure is required pursuant to an order by a court of competent jurisdiction. However, you may discuss the terms of this Agreement with your spouse, an attorney(s) or tax advisor(s), provided such person agrees to keep the existence and terms of this Agreement strictly confidential.

6. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach or threatened breach thereof shall be settled by binding arbitration in the city of Alamogordo, New Mexico, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

7. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of New Mexico. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8. Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make any payments to you upon the termination of your employment for any reason unless you execute a waiver and release of claims which has been prepared and presented to you by the Company. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance.

9. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

We look forward to your continuing contributions to the Company. Please acknowledge by signing below that you have read, understood, and agree to the terms of this Agreement.

Sincerely,

/s/ Jill Gutierrez

Jill Gutierrez
President and CEO

I have read, understand, and agree to the terms of this Agreement

/s/ Jan R. Thiry	February 10, 2014
Employee (signature)	Date

Jan R. Thiry
Employee (printed name)